EXHIBIT 10.2

THE NEW YORK TIMES COMPANY
2010 INCENTIVE COMPENSATION PLAN

NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AWARD AGREEMENT
This Restricted Stock Unit Award Agreement (the “Agreement”) is made and entered into as of [GRANT DATE] (the “Grant Date”) between The New York Times Company, a corporation organized under the laws of the State of New York (the “Company”) and [PARTICIPANT NAME] (the “Participant”), a Non-Employee Director, pursuant to The New York Times Company 2010 Incentive Compensation Plan, as it may at any time hereafter be supplemented, modified, amended or restated (the “Plan”). Capitalized terms used in this document that are not otherwise defined have the meaning set forth in the Plan.
1.General. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant [NUMBER] restricted stock units (the “RSUs”). Each RSU represents the right to receive one Share on the terms and conditions set forth in this Agreement and in the Plan.
2.Vesting. The RSUs will vest immediately prior to, and on the date of, the Company’s first Annual Stockholders Meeting following the Grant Date (or, if sooner, the date that is 18 calendar months after the Grant Date) (in either case, the “Scheduled Vesting Date”), provided that the Participant is, on the Scheduled Vesting Date, and has been from the date of grant of the RSUs, a member of the Board. For the avoidance of doubt, any incumbent member of the Board not standing for re-election at the Company’s first Annual Stockholders Meeting following the Grant Date shall nonetheless be considered a member of the Board as of the date thereof. Notwithstanding the foregoing, the RSUs will become fully vested upon the cessation of the Participant’s membership on the Board on account of the Participant’s death or total disability. Except as otherwise provided in this Section 2, if the Participant’s membership on the Board ceases for any reason prior to the Scheduled Vesting Date, all unvested RSUs held by the Participant will be immediately forfeited, and the Participant will not have any right to delivery of the underlying Shares. For purposes of the RSUs, total disability means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
3.Change in Control. To the extent not previously vested, the RSUs will become fully vested upon a Change in Control that occurs prior to the Participant’s cessation of membership on the Board.
4.Delivery of Shares. To the extent that the RSUs become vested, the Shares subject to the RSUs will be delivered within 90 days following the cessation of the Participant’s membership on the Board to a brokerage account in the name of the Participant maintained with the administrative services provider of the RSUs (such provider from time to time, the “Administrative Services Provider”).
5.Rights as a Stockholder; Dividend Equivalents. The Participant will not have the rights of a stockholder of the Company with respect to Shares subject to the RSUs until such Shares are actually delivered to the Participant. However, the Company will credit to the Participant, as of the payment date of any cash dividend, an amount per RSU held by the Participant on the applicable record date equal to the amount of the cash dividend declared and paid in respect of one Share. Such credited amount will be credited in the form of additional restricted stock units, the number of which will be calculated based on the Fair Market Value of a Share as of the payment date of the applicable cash dividend (rounded down to the nearest whole number), and which restricted stock units will be subject to the terms and conditions of this Agreement (including with respect to vesting).
6.Section 409A. The RSUs are intended to comply with Code Section 409A. Accordingly, all provisions of this document shall be construed, interpreted and administered in a manner that is consistent with the requirements of Code Section 409A and Section 8.12 of the Plan, and any payments constituting nonqualified deferred compensation subject to Code Section 409A shall only be made in a manner and upon an event permitted by Code Section 409A; provided that in no event will the Company be obligated to reimburse the Participant or the Participant’s Beneficiaries for any additional tax (or related penalties and interest) incurred by reason of application of Code Section 409A. For the avoidance of doubt, payments shall only be made on the Participant’s “separation from service” as defined under Code Section 409A.
7.Taxes. The Company may satisfy any tax withholding obligations, if applicable, by reducing the number of Shares to be delivered in an amount sufficient to satisfy any such applicable withholding obligations.

8.Company Policies. The RSUs, the underlying Shares and any cash proceeds realized from the sale of such underlying Shares are subject to any share trading policies and other policies that may be implemented by the Company from time to time.
9.Beneficiary Designation. The Participant may at any time designate one or more Beneficiaries to receive the Shares payable with respect to the RSUs in the event of the Participant’s death. The Participant may make an initial Beneficiary designation or change an existing Beneficiary designation via the Plan Website (as defined below).
10.No Transferability. The RSUs are not transferable by the Participant except to a Beneficiary in the event of the Participant’s death. Any other attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation with respect to the RSUs and under this Agreement. The Company may assign the RSUs and this Agreement in accordance with the Plan.
11.No Right to Continued Service. Neither the grant of RSUs, nor any other action taken hereunder shall be construed as giving the Participant the right to be retained in the service of the Company (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company to terminate the Participant’s service at any time.
12.Plan Provisions. The RSUs are being granted pursuant to the Plan, the terms of which are incorporated herein by reference, and will in all respects be interpreted in accordance the Plan. The grant and settlement of the RSUs are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan. The Board shall have the authority to interpret and construe this Agreement, and the decisions of the Board shall be conclusive upon any question arising under this Agreement. In the event there is any express conflict between this Agreement and the terms of the Plan, the terms of the Plan shall govern.
13.Amendment of this Agreement. The terms and conditions contained in this Agreement may be amended by the Board, to the extent permitted by the Plan.
14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
15.Plan Documents and Electronic Delivery. A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933 are available on the website maintained by the Administrative Services Provider (such website, the “Plan Website”). The Participant has been provided a link to the Plan Website. The Company may, in its sole discretion, deliver any additional documents related to the RSUs granted to the Participant under the Plan by electronic means and/or by making such documents accessible to the Participant via an online platform and require the Participant to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, including the Administrative Services Provider.
16.Entire Agreement. This Agreement (including the Plan) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
17.Currencies and Dates. Unless otherwise stated, all dollars specified in this Agreement shall be in U.S. dollars and all dates specified in this Agreement shall be U.S. dates.
IN WITNESS WHEREOF, the Company has executed this Agreement effective as of the Grant Date.

THE NEW YORK TIMES COMPANY

The Participant’s receipt of the RSUs awarded under this Agreement constitutes the Participant’s acknowledgment that the Participant (a) accepts the RSUs described in this Agreement, (b) agrees to be bound by the terms of the Plan, including this Agreement, and (c) agrees that all the decisions and determinations of the Board or the Committee shall be final and binding on the Participant and any other person having or claiming a right under this Award.
The Participant will be asked by the Company to acknowledge this Award through the Plan Website.